EXHIBIT 99.1

Interlink Electronics Names KPMG LLP
As Independent Public Accountant

CAMARILLO, CA, July 23, 2002 – Interlink Electronics, Inc. (NASDAQ: LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced that, effective immediately, the Board of Directors has appointed KPMG LLP as the company’s independent public accountants on the recommendation of its Audit Committee. Prior to the selection of KPMG LLP, Arthur Andersen LLP served as the company’s independent public accountant.

Interlink said the decision to change auditors was not the result of any disagreement between the company and Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

About Interlink Electronics

Interlink Electronics, Inc. (Nasdaq: LINK) is a global leader in the design and manufacture of intuitive interface technologies and products. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty businesses have established Interlink as the industry’s comprehensive source for branded and OEM solutions.

Recognized by publications worldwide for innovative technologies and solutions, Interlink Electronics, Inc. serves a world-class customer-base from its corporate headquarters in Camarillo CA and offices in Tokyo and Hong Kong. The company currently holds more than 70 patents protecting its Force Sensing Resistor (FSR®), VersaPoint® Pressure Pointing, VersaPad® pen input pad and RemoteLink® wireless communication technologies. See LINK online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/.

*	All registrations and trademarks are properties of their respective owners

From time to time the Company may issue forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems.